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June 30, 1995
Dallas, Texas


                          PRESS RELEASE

FOR IMMEDIATE RELEASE

     Hudson's Grill of America, Inc. ("Hudson's"), a
Dallas. Texas, based publicly traded company, announced that it had entered into agreements to sell its interest in the company's Hornblowers restaurant located in Ventura, California. The agreement was placed into escrow on June 8, 1995. The Hornblowers restaurant uses a theme that is different from the Hudson's Grills franchised by the company, but has been owned by the Hudson's or operated as a joint venture with the company for many years.

     The sale will be to the current co-joint venturer, Kiam Farzadam. The purchase price is $300,000 and will be paid with $6,000 in cash and a $294,000 note. Closing on the transaction has not been set yet. The note will be payable over 48 months, and the interest charged will be prime plus two or nine percent, whichever is greater.
Payments will be made monthly. As part of the transaction, the Buyer will be assuming the liabilities and taxes owed by the joint venture that has operated
Hornblowers since 1993. In addition, the Buyer has agreed to assume the lease for the premises where the Hornblowers restaurant is located.

     The company also recently learned that its commercial liability insurance carrier will assume the company's defense of the "Torres" case filed by two servers formerly employed by the Hudson's Grill in Whittier, California.
The insurance company will defend only that part of the case that alleges libel by Hudson's. The case, filed in 1994, also involves allegations of sexual harassment and wrongful termination. Hudson's has vigorously denied all of the allegations.

     In defending the libel allegations, the insurance company effectively will be defending the company against the other allegations, too, even though the insurance company's defense is technically limited to the libel allegations. The company is hopeful that a settlement can be obtained for the entire case. From now on, the legal expenses for defending the case will be paid by the insurance company so long as the libel allegations are a part of the lawsuit.

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     The company also announced that it had settled its
lease obligations to the landlord at its former site in Irvine, California. The landlord has agreed to accept
$85,000 from the company as a full and final settlement of its past and future obligations under the lease. The company had ceased operations at the Irvine location in early 1994.

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